                                                                                                                                                     Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	February 19, 2019
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 4th QUARTER AND 2018 FINANCIAL RESULTS

Worthington/Columbus, Ohio – February 19, 2019 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) today announced financial results for the fourth quarter and year ended December 31, 2018.

Fourth Quarter and Full Year 2018 Highlights

•	Net income before taxes increased 64% for the quarter, compared to the same quarter in 2017 and increased 54% for the full year compared to 2017.
•	EPS (fully diluted) increased by $0.09 per share, or 38%, for the quarter to $0.33 compared to the previous quarter. EPS (fully diluted) for the full year was $1.00.
•	Book value at December 31, 2018 of $10.51 per share was up $1.03, or 11%, from December 31, 2017.
•	Net loans grew by $144 million during 2018. Net interest income grew by 34% for the quarter compared to the fourth quarter in 2017 and increased 31% year over year.
•	Noninterest income for the year of $2.7 million increased by 266% compared to 2017 due primarily to the investment in and expansion of our residential mortgage lending business.
•	Credit quality remains strong. The bank experienced net recoveries of $42,000 for 2018, which was the fifth consecutive year of net recoveries.

Timothy T. O’Dell, President and CEO, commented, “We are pleased with our consistently improving performance and increasing earnings.  During 2018, net loans grew by $144 million which contributed to increasing net income before taxes by 54% year over year.  Fourth quarter results also began to reflect returns from investing earlier in building our residential mortgage lending business.  Increased volumes of saleable mortgage loans gave a lift to Noninterest income which more than doubled during the year.  We believe that we are well positioned to continue this strong earnings growth performance into 2019, benefitting from increasing scale as well as growth in our fee income businesses, including home mortgage and SBA lending volumes. In addition, we are gaining business opportunities from our growing presence in the Cincinnati market. Cincinnati is our 4th and newest major metro market, which includes Columbus, Cleveland, and Akron/Canton metro markets, along with our two community banks operating in the Columbiana County market. We are proud of the excellent performance gains during 2018, and very bullish about our business prospects and opportunities for 2019.”

Robert E. Hoeweler, Chairman of the Board, added “The Company found itself well-positioned during 2018 to take advantage of opportunities in the markets in which we operate.  Our profitable growth is a direct result of the talent, determination and success driven nature of our management team.  We have built a proven team as demonstrated by the fourth quarter and year-to-date results for 2018.  My hat is off to the entire team.”

Overview of Results

Net income (loss) for the three months ended December 31, 2018 totaled $1.3 million and increased $1.6 million compared to a net loss of ($299,000) for the three months ended December 31, 2017.   Net income (loss) attributable to common stockholders for the three months ended December 31, 2018, totaled $1.4 million, or $0.33 per diluted common share, and increased $1.7 million compared to a net loss attributable to common stockholders of ($322,000), or ($0.08) per diluted common share, for the three months ended December 31, 2017.  Effective January 1, 2018, the federal corporate tax rate was reduced to 21%, which resulted in a decrease in the Company’s income tax expense in 2018 as compared to 2017.  In addition, in the fourth quarter of 2017 the Company revaluated its existing deferred tax asset (DTA) to reflect the impact of the new tax rates, which resulted in the Company recording an additional tax expense in the amount of $979,000 during the quarter ended December 31, 2017.

Net income for the year ended December 31, 2018 totaled $4.3 million and increased $3.0 million, or 217.5%, compared to net income of $1.3 million for the year ended December 31, 2017.  Net income attributable to common stockholders for the year ended December 31, 2018, totaled $4.3 million or $1.00 per diluted common share, and increased $3.7 million, compared to net income attributable to common stockholders of $680,000, or $0.19 per diluted common share, for the year ended December 31, 2017.  As discussed above, the Tax Cuts and Jobs Act reduced the corporate tax rate to 21% effective January 1, 2018, and the Company revalued its existing deferred tax asset resulting in the Company recording an additional tax expense during the fourth quarter of 2017.

Net interest income.  Net interest income totaled $4.9 million for the quarter ended December 31, 2018 and increased $1.2 million, or 33.7%, compared to $3.7 million for the quarter ended December 31, 2017.  The increase in net interest income was primarily due to a $2.5 million, or 52.9%, increase in interest income, partially offset by a $1.3 million, or 119.7%, increase in interest expense.  The increase in interest income was primarily attributed to a $149.5 million, or 34.3%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans, and a 61bps increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $129.9 million, or 38.8%, increase in average interest-bearing liabilities and a 74bps increase in the average cost of funds on interest-bearing liabilities.  As a result, the net interest margin of 3.38% for the quarter ended December 31, 2018 decreased 2bps compared to the net interest margin of 3.40% for the quarter ended December 31, 2017.

Net interest income totaled $17.9 million for the year ended December 31, 2018 and increased $4.2 million, or 30.8%, compared to $13.7 million for the year ended December 31, 2017.  The increase in net interest income was primarily due to a $7.7 million, or 44.6%, increase in interest income, partially offset by a $3.5 million, or 98.0%, increase in interest expense.  The increase in interest income was primarily attributed to a $119.4 million, or 29.5%, increase in average interest-earning assets outstanding, resulting primarily from an increase in net loans and a 50bp increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $98.2 million, or 31.6%, increase in average interest-bearing liabilities and a 57bps increase in the average cost of funds on interest-bearing liabilities.  As a result, the net interest margin of 3.41% for the year ended December 31, 2018 increased 3bps compared to the net interest margin of 3.38% for the year ended December 31, 2017.

Provision for loan and lease losses.  There was no provision for loan and lease losses for the quarters or years ended December 31, 2018 and December 31, 2017, which is due to strong credit quality, favorable trends in certain qualitative factors and net recoveries.  Net recoveries for the year ended December 31, 2018 totaled $42,000, compared to net recoveries of $45,000 for the year ended December 31, 2017.

Noninterest income.  Noninterest income for the quarter ended December 31, 2018 totaled $860,000 and increased $655,000, or 319.5%, compared to $205,000 for the quarter ended December 31, 2017.  The increase was primarily due to a $654,000 increase in net gain on sale of loans.  The increase in net gain on sale of loans was a result of increased sales volume due to the expansion of the residential mortgage lending business.

Noninterest income for the year ended December 31, 2018 totaled $2.7 million and increased $2.0 million, or 265.6%, compared to $743,000 for the year ended December 31, 2017.  The increase was primarily due to a $1.9 million increase in net gain on sale of loans and an $82,000 increase in service charges on deposit accounts.  The increase in net gain on sale of loans was a result of increased sales volume due to the expansion of the residential mortgage lending business.  The increase in service charges on deposit accounts was related to increased account relationships and pricing.

Noninterest expense.  Noninterest expense for the quarter ended December 31, 2018 totaled $4.2 million and increased $1.3 million, or 43.4%, compared to $2.9 million for the quarter ended December 31, 2017.  The increase in noninterest expense during the three months ended December 31, 2018 was primarily due to a $549,000 increase in salaries and employee benefits expense and a $332,000 increase in advertising and marketing expense, The increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business, consistent with our focus on driving noninterest income, coupled with an increase in personnel to support our growth, infrastructure and risk management practices.  The increase in advertising and marketing expense is primarily due to increased expenditures related to the expansion of our residential mortgage lending business, coupled with increased advertising focused on increasing core deposits.

Noninterest expense for the year ended December 31, 2018 totaled $15.3 million and increased $4.3 million, or 39.4%, compared to $11.0 million for the year ended December 31, 2017.  The increase in noninterest expense during the year ended December 31, 2018 was primarily due to a $2.1 million increase in salaries and employee benefits expense and a $1.2 million increase in advertising and marketing expense.  As discussed above, the increase in salaries and employee benefits expense was primarily due to the expansion of our residential mortgage lending business along with an increase in personnel to support our growth.  The increase in salaries and employee benefits also resulted from the increase in personnel associated with the opening of our Glendale branch in the Cincinnati market.  The increase in advertising and marketing expense is primarily due to increased expenditures related to the expansion of our residential mortgage lending business, coupled with increased advertising focused on increasing core deposits.

Income tax expense.  Income tax expense was $353,000 for the quarter ended December 31, 2018, a decrease of $952,000 compared to $1.3 million for the quarter ended December 31, 2017.  The decrease was primarily due to the Company recording an additional tax expense of $979,000 during the fourth quarter of 2017 due to a revaluation of the Company’s deferred tax asset and the reduction of the federal corporate tax rate to 21%, effective January 1, 2018, pursuant to the Tax Cuts and Jobs Act, which was partially offset by an increase in earnings. As a result, the effective tax rate for the quarter ended December 31, 2018 decreased to approximately 21.4%, as compared to approximately 129.7% for the quarter ended December 31, 2017.

Income tax expense was $1.1 million for the year ended December 31, 2018, a decrease of $1.0 million compared to $2.1 million for the year ended December 31, 2017.  The decrease was primarily due to the Company recording an additional tax expense of $979,000 during the fourth quarter of 2017 due to a revaluation of the Company’s deferred tax asset and the reduction of the federal corporate tax rate to 21%, effective January 1, 2018, pursuant to the Tax Cuts and Jobs Act, which was partially offset by an increase in earnings.  As a result, the effective tax rate for the year ended December 31, 2018 decreased to approximately 19.8%, as compared to approximately 61.1% for the year ended December 31, 2017.

Balance Sheet Activity

General.  Assets totaled $665.0 million at December 31, 2018 and increased $183.6 million, or 38.1%, from  $481.4 million at December 31, 2017.  The increase was primarily due to a $144.3 million increase in net loan balances, a  $21.8 million increase in cash and cash equivalents, and a  $16.3 million increase in loans held for sale.

Cash and cash equivalents.  Cash and cash equivalents totaled $67.3 million at December 31, 2018, and increased $21.8 million,  or 47.9%, from  $45.5 million at December 31, 2017.  The increase in cash and cash equivalents was primarily attributed to increased deposits.

Securities.  Securities available for sale totaled $10.1 million at December 31, 2018, and decreased $1.7 million, or 14.1%, compared to $11.8 million at December 31, 2017.  The decrease was primarily due to principal maturities.

Loans and Leases.    Net loans and leases totaled $550.7 million at December 31, 2018, and increased $144.3 million, or 35.5%, from $406.4 million at December 31, 2017.  The increase was primarily due to  a $61.6 million increase in commercial  real estate loan balances, a  $24.9 million increase in commercial loan balances, a $22.8 million increase in single-family loan balances, and an $18.9 million increase in construction loan balances.  The increases in the aforementioned loan balances were primarily due to increased sales activity and new relationships.  Single-family residential mortgage loan balances increased due to the purchase of residential mortgage loan-pools and organic growth in the residential mortgage portfolio due to sales activity.

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $7.0 million at December 31, 2018, and increased $42,000,  or 0.6%, from  $7.0 million at December 31, 2017.  The increase in the ALLL is due to net recoveries during the year ended December 31, 2018.  The ratio of the ALLL to total loans was 1.26% at December 31, 2018, compared to 1.69% at December 31, 2017.  In addition, the ratio of the ALLL to nonperforming loans was 1859.9% at December 31, 2018, compared to 1483.0% at December 31, 2017.

Deposits.  Deposits totaled $579.8 million at December 31, 2018, an increase of $160.8 million, or 38.4%, from $419.0 million at December 31, 2017.  The increase is primarily attributed to a $91.4 million increase in certificate of deposit account balances and a $56.0 million increase in checking account balances.  The increase in certificate of deposit account balances was primarily attributed to a combination of management’s use of CDARs (1-way) deposits in anticipation of quarter end fluctuations associated with our residential mortgage business and the timing of loan fundings, an increase in core certificate of deposits due to on-going sales and marketing activities, and to a lesser extent, the use of brokered CDs for longer term duration in its certificate of deposit portfolio.  The increase in checking accounts is due to an increase in customer relationships and balances from on-going sales activities.

Stockholders’ equity. Stockholders’ equity totaled $45.6 million at December 31, 2018, an increase of $5.3 million,  or 13.2%, from $40.3 million at December 31, 2017.  The increase in total stockholders’ equity was primarily attributed to net income.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a branch presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron markets – as well as its two branch locations in Columbiana County, Ohio.  Additionally, in  February 2018, CFBank opened an additional loan production office in Columbus, Ohio in Franklin County.    CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

This earnings release and other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain  forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation or CFBank, National Association; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements, including, without limitation, those detailed from time to time in our reports filed with the SEC, including those identified in “Item 1A.  Risk Factors” of Part I of our Form 10-K filed with SEC for the year ended December 31, 2017.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended			Year Ended
	December 31,			December 31,
	2018	2017	% change	2018	2017	% change
Total interest income	$7,294	$4,769	53%	$24,886	$17,207	45%
Total interest expense	2,346	1,068	120%	6,997	3,534	98%
Net interest income	4,948	3,701	34%	17,889	13,673	31%

Provision for loan and lease losses	-	-	n/m	-	-	n/m
Net interest income after provision for loan and lease losses	4,948	3,701	34%	17,889	13,673	31%

Noninterest income
Service charges on deposit accounts	127	119	7%	491	409	20%
Net gain on sales of loans	659	5	13080%	1,927	75	2469%
Other	74	81	-9%	298	259	15%
Noninterest income	860	205	320%	2,716	743	266%

Noninterest expense
Salaries and employee benefits	2,173	1,624	34%	8,199	6,074	35%
Occupancy and equipment	219	168	30%	792	671	18%
Data processing	294	220	34%	1,027	995	3%
Franchise and other taxes	37	102	-64%	345	366	-6%
Professional fees	413	294	40%	1,275	988	29%
Director fees	112	94	19%	413	312	32%
Postage, printing and supplies	44	37	19%	189	175	8%
Advertising and marketing	389	57	582%	1,393	154	805%
Telephone	45	29	55%	158	118	34%
Loan expenses	44	46	-4%	116	170	-32%
Foreclosed assets, net	6	-	n/m	6	18	-67%
Depreciation	60	58	3%	248	208	19%
FDIC premiums	157	61	157%	485	282	72%
Regulatory assessment	43	32	34%	146	127	15%
Other insurance	23	22	5%	86	92	-7%
Other	100	56	79%	397	205	94%
Noninterest expense	4,159	2,900	43%	15,275	10,955	39%

Income before income taxes	1,649	1,006	64%	5,330	3,461	54%
Income tax expense	353	1,305	-73%	1,057	2,115	-50%
Net Income (loss)	$1,296	$(299)	n/m	$4,273	$1,346	217%
Dividends on Series B preferred stock, accretion of discount and value of warrants exercised	126	(23)	n/m	62	(666)	n/m
Net Income (loss) attributable to common stockholders	$1,422	$(322)	n/m	$4,335	$680	538%

Share Data
Basic earnings (loss) per common share (1)	$0.33	$(0.08)		$1.02	$0.21
Diluted earnings (loss) per common share (1)	$0.33	$(0.08)		$1.00	$0.19

Average common shares outstanding - basic (1)	4,298,649	4,144,793		4,260,617	3,259,662
Average common shares outstanding - diluted (1)	4,349,707	4,144,793		4,343,730	3,506,609

n/m - not meaningful
(1) Adjusted to reflect the 1-for-5.5 reverse stock split effected on August 20, 2018

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,
(unaudited)	2018	2018	2018	2018	2017
Assets
Cash and cash equivalents	$67,304	$59,368	$32,739	$70,396	$45,498
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	10,114	11,064	11,614	11,185	11,773
Loans held for sale	17,385	24,079	26,424	8,863	1,124
Loans and leases	557,695	500,534	477,538	429,471	413,376
Less allowance for loan and lease losses	(7,012)	(7,005)	(6,981)	(6,976)	(6,970)
Loans and leases, net	550,683	493,529	470,557	422,495	406,406
FHLB and FRB stock	3,476	3,476	3,251	3,251	3,227
Foreclosed assets, net	38	-	-	-	-
Premises and equipment, net	3,864	3,723	3,678	3,584	3,533
Bank owned life insurance	5,203	5,168	5,133	5,098	5,065
Accrued interest receivable and other assets	6,858	5,872	5,433	4,955	4,699
Total assets	$665,025	$606,379	$558,929	$529,927	$481,425

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$111,445	$91,083	$99,579	$91,359	$89,588
Interest bearing	468,341	440,979	388,546	369,686	329,440
Total deposits	579,786	532,062	488,125	461,045	419,028
FHLB advances and other debt	19,500	21,500	19,500	19,500	13,500
Advances by borrowers for taxes and insurance	827	449	225	236	489
Accrued interest payable and other liabilities	4,586	3,626	3,480	2,889	2,992
Subordinated debentures	14,767	5,155	5,155	5,155	5,155
Total liabilities	619,466	562,792	516,485	488,825	441,164

Stockholders' equity	45,559	43,587	42,444	41,102	40,261
Total liabilities and stockholders' equity	$665,025	$606,379	$558,929	$529,927	$481,425

Consolidated Financial Highlights
	At or for the three months ended					At or for the year ended
($ in thousands except per share data)	Dec 31,	Sept 30,	Jun 30,	Mar 31,	Dec 31,	December 31,
(unaudited)	2018	2018	2018	2018	2017	2018	2017
Earnings
Net interest income	$4,948	$4,683	$4,347	$3,911	$3,701	$17,889	$13,673
Provision for loan and lease losses	$-	$-	$-	$-	$-	$-	$-
Noninterest income	$860	$643	$732	$481	$205	$2,716	$743
Noninterest expense	$4,159	$4,032	$3,670	$3,414	$2,900	$15,275	$10,955
Net Income (loss)	$1,296	$1,055	$1,130	$792	$(299)	$4,273	$1,346
Dividends on Series B preferred stock, accretion of discount and value of warrants exercised	$126	$(26)	$(12)	$(26)	$(23)	$62	$(666)
Net income (loss) attributable to common stockholders	$1,422	$1,029	$1,118	$766	$(322)	$4,335	$680
Basic earnings (loss) per common share (2)	$0.33	$0.24	$0.26	$0.18	$(0.08)	$1.02	$0.21
Diluted earnings (loss) per common share (2)	$0.33	$0.24	$0.25	$0.17	$(0.08)	$1.00	$0.19

Performance Ratios (annualized)
Return on average assets	0.84%	0.74%	0.85%	0.66%	(0.26%)	0.78%	0.31%
Return on average equity	11.74%	9.85%	10.88%	7.83%	(2.94%)	10.11%	3.36%
Average yield on interest-earning assets	4.99%	4.85%	4.63%	4.45%	4.38%	4.75%	4.25%
Average rate paid on interest-bearing liabilities	2.02%	1.81%	1.57%	1.34%	1.28%	1.71%	1.14%
Average interest rate spread	2.97%	3.04%	3.06%	3.11%	3.10%	3.04%	3.11%
Net interest margin, fully taxable equivalent	3.38%	3.43%	3.43%	3.41%	3.40%	3.41%	3.38%
Efficiency ratio	71.61%	75.70%	72.26%	77.73%	74.24%	74.13%	75.99%
Noninterest expense to average assets	2.71%	2.82%	2.76%	2.82%	2.51%	2.78%	2.54%

Capital
Tier 1 capital leverage ratio (1)	10.13%	9.41%	9.56%	10.21%	9.37%	10.13%	9.37%
Total risk-based capital ratio (1)	12.37%	12.05%	11.97%	13.05%	11.91%	12.37%	11.91%
Tier 1 risk-based capital ratio (1)	11.12%	10.80%	10.71%	11.80%	10.65%	11.12%	10.65%
Common equity tier 1 capital to risk weighted assets (1)	11.12%	10.80%	10.71%	11.80%	10.65%	11.12%	10.65%
Equity to total assets at end of period	6.85%	7.19%	7.59%	7.76%	8.36%	6.85%	8.36%
Book value per common share (2)	$10.51	$10.25	$9.98	$9.70	$9.48	$10.51	$9.48
Tangible book value per common share (2)	$10.51	$10.25	$9.98	$9.70	$9.48	$10.51	$9.48
Period-end market value per common share (2)	$11.69	$15.50	$13.20	$12.76	$15.13	$11.69	$15.13
Period-end common shares outstanding (2)	4,335,062	4,251,956	4,251,766	4,239,190	4,245,384	4,335,062	4,245,384
Average basic common shares outstanding (2)	4,298,649	4,251,820	4,248,573	4,242,911	4,144,793	4,260,617	3,259,662
Average diluted common shares outstanding (2)	4,349,707	4,367,222	4,488,339	4,489,469	4,144,793	4,343,730	3,506,609

Asset Quality
Nonperforming loans	$377	$377	$388	$400	$470	$377	$470
Nonperforming loans to total loans	0.07%	0.08%	0.08%	0.09%	0.11%	0.07%	0.11%
Nonperforming assets to total assets	0.06%	0.06%	0.07%	0.08%	0.10%	0.06%	0.10%
Allowance for loan and lease losses to total loans	1.26%	1.40%	1.46%	1.62%	1.69%	1.26%	1.69%
Allowance for loan and lease losses to nonperforming loans	1859.95%	1858.09%	1799.23%	1744.00%	1482.98%	1859.95%	1482.98%
Net charge-offs (recoveries)	$(7)	$(24)	$(5)	$(6)	$(6)	$(42)	$(45)
Annualized net charge-offs (recoveries) to average loans	(0.01%)	(0.02%)	(0.00%)	(0.01%)	(0.01%)	(0.01%)	(0.01%)

Average Balances
Loans	$525,483	$486,215	$448,153	$415,262	$389,208	$468,778	$363,254
Assets	$613,903	$571,415	$531,353	$483,637	$461,945	$550,077	$431,269
Stockholders' equity	$44,146	$42,830	$41,536	$40,478	$40,747	$42,247	$40,029

(1)  Regulatory capital ratios of CFBank

(2)  Adjusted to reflect the 1-for-5.5 reverse stock split effected on August 20, 2018